As filed with the U.S. Securities and Exchange Commission on May 16, 2024

Registration No. 333-273884

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________

AMENDMENT NO. 4
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Jinxin Technology Holding Company
(Exact name of Registrant as specified in its charter)

____________________________

Not Applicable
(Translation of Registrant’s name into English)

____________________________

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Floor 8, Building D, Shengyin Building, Shengxia Road 666
Pudong District, Shanghai 201203
People’s Republic of China
+86 21-5058-2081
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Steve Lin, Esq.
Justin You Zhou, Esq.
Kirkland & Ellis International LLP
58th Floor, China World
Tower A No. 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing 100004
People’s Republic of China
+86 10-5737-9315

Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 (212) 530-2206

____________________________

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, to update the filing status of such exhibit in Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, filing status of such exhibit, and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement, filed on April 24, 2024.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6 Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association which we have conditionally adopted and will become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending or investigating (whether successfully or otherwise) any civil, criminal, investigative and administrative proceedings concerning or in any way related to our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7 Recent Sales of Unregistered Securities

None.

Item 8 Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9 Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Jinxin Technology Holding Company

Exhibit Number	Description of Document
1.1**	Form of Underwriting Agreement
3.1**	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Form of Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1**	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	Registrant’s Specimen Certificate for Ordinary Shares
4.3**	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder
4.4**†	The Registrant’s Shareholders Agreement dated September 26, 2018, as amended by Supplemental Agreement dated September 26, 2023
4.5**	The Registrant’s Third Amended and Restated Restricted Share Agreement dated September 26, 2018
5.1**	Opinion of Campbells regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1**	Opinion of Campbells regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of DeHeng Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2**	Form of Employment Agreement between the Registrant and its executive officers
10.3**†

English translation of the Exclusive Technology and Consulting Service Agreement between Shanghai Mihe and Shanghai Jinxin, dated September 26, 2018, as amended by supplemental agreement dated January 6, 2023.

10.4**†

English translation of the Exclusive Option Agreement among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated September 26, 2018, as amended by supplemental agreement dated January 6, 2023.

10.5**†

English translation of the Powers of Attorney among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated September 26, 2018, as amended by supplemental Powers of Attorney dated January 6, 2023.

10.6**†	English translation of the Equity Pledge Agreement among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated January 6, 2023.
10.7**†

English translation of the Business Operation Agreement among Shanghai Mihe, Shanghai Jinxin and shareholders of Shanghai Jinxin, dated September 26, 2018, as amended by supplemental agreement dated January 6, 2023.

10.8**†

English translation of the form of Spousal Consent granted by the spouse of each individual shareholder of Shanghai Jinxin, as currently in effect, and a schedule of all executed Spousal Consent Letters adopting the same form.

10.9**	2016 Share Plan
10.10**†	English translation of the Form Digital Product Operation Service Support Agreement Between Dazzle Interactive Network Technologies Co., Ltd. and Zhongjiao Enshi
21.1**	List of Principal Subsidiaries and VIE of the Registrant
23.1**	Consent of WWC Professional Corporation, an independent registered public accounting firm
23.2**	Consent of Campbells (included in Exhibit 5.1)
23.3**	Consent of DeHeng Law Offices (included in Exhibit 99.2)
23.4**	Consent of Zhenyu Zhao, independent director appointee
23.5**	Consent of Liwei Zhang, independent director appointee
23.6**	Consent of Anran You, independent director appointee
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Opinion of DeHeng Law Offices regarding certain PRC law matters
99.3**	Consent of Frost & Sullivan
107**	Filing Fee Table

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**      Previously filed.

†        Specific terms in this exhibit have been omitted because they both are not material and would be competitively harmful if publicly disclosed. The terms have been marked at the appropriate place with brackets and asterisks.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on May 16, 2024.

Jinxin Technology Holding Company
By:	/s/ Jin Xu
Name: Jin Xu
Title: Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on May 16, 2024.

Signature	Title
/s/ Jin Xu	Chairman of the Board of Directors and Chief Executive Officer
Jin Xu	(Principal Executive Officer)
/s/ Jun Jiang	Director and Chief Operating Officer
Jun Jiang
/s/ Huazhen Xu	Chief Financial Officer
Huazhen Xu	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jinxin Technology Holding Company has signed this registration statement or amendment thereto in New York, New York on May 16, 2024.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President